Exhibit 99.1

AITX's RAD Secures First Order from Major New National Dealer Partner

RIO 360 Order Introduces RAD to a Fortune 500 and S&P 500 Specialty Contracting and Facilities Services Leader

Detroit, Michigan, August 5, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that RAD has received an initial order for one RIO 360™ autonomous solar powered security trailer through a new dealer partner ranked among the ten largest security services providers in the United States. The order, placed for a Fortune 500 and S&P 500 specialty contracting and facilities services company, marks RAD's first business generated through the new dealer relationship. In keeping with the preferences of the parties involved, the Company is not disclosing the identity of the dealer, the end user, or the commercial terms of the order.

Artist's depiction of a RIO 360 autonomous solar powered security trailer providing portable, responsive coverage at a large commercial construction site.

"This is a meaningful double win for RAD," said Troy McCanna, Chief Revenue Officer and Chief Security Officer of RAD. "We have opened business with one of the largest security services providers in the country and, through that relationship, earned an initial opportunity with a Fortune 500 and S&P 500 company. The order begins with one RIO 360, but the caliber and reach of both organizations make this relationship far more significant than the size of the initial order alone."

Construction sites and large corporate campuses often present security challenges that fixed infrastructure alone cannot fully address. Work zones shift, access points change, valuable equipment and materials may remain exposed after hours, and expansive properties can create gaps across buildings, parking areas, storage locations, and active project zones.

RIO 360 combines dual ROSA™ units, 360-degree visibility, autonomous detection, visual and audible deterrence, and SARA™ powered response capabilities in a portable solar powered platform. This allows organizations to place responsive security coverage where it is needed as site conditions and operational requirements change.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G), and Robotic Assistance Devices Lanka (Private) Limited (RAD Lanka), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.radm.ai, www.stevereinharz.com, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the anticipated completion of the deployment, potential additional deployments and customer sites. Forward-looking statements are based on management's current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially, including, among others: the risk that definitive agreements relating to the ordered unit are not executed, or are terminated or modified; delays or failures in manufacturing, international transportation, customs and import processing, customer site preparation, commissioning or acceptance; customer concentration; the Company's ability to fund its operations and scale production; and the other risks described in the Company's most recent Annual Report on Form 10-K and its subsequent filings with the Securities and Exchange Commission, available at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/